Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983
Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

Chris Collins (313) 755-3357 ccolli16@visteon.com

News Release

Visteon Announces Third Quarter Results

Third Quarter Highlights

•	Revenue of $4.15 billion, up $270 million from a year ago

•	Highest non-Ford sales recorded for any quarter — $1.38 billion, up 37 percent from a year ago

•	After-tax loss of $1.36 billion, including non-cash write-downs of $872 million for deferred tax assets and $314 million for fixed asset impairment

•	Year-over-year improvement in cash flow from operations

•	UAW-Ford leased headcount down 9 percent year-to-date

VAN BUREN TOWNSHIP, Mich., Oct. 21, 2004 — Visteon Corporation (NYSE:VC) today reported third quarter 2004 revenues of $4.15 billion, up 7 percent compared with the same period in 2003, driven by a 37 percent increase in non-Ford revenue. Non-Ford sales for the quarter totaled 33 percent of total revenue, up seven points compared with the same period last year.

“The diversification of our customer base has been a driving focus throughout Visteon and reaching a new record in the third quarter for non-Ford sales reflects this effort,” said Mike Johnston, president and chief executive officer. “While Ford sales were down in the quarter due to their lower production volumes in the U.S., we look forward to the launch of several exciting Ford vehicles in the North American marketplace. We expect our revenues to increase in the fourth quarter, however, our current cost structure combined with escalating material surcharges will challenge our operating performance for the rest of the year.”

 1.

News Release

For the third quarter, Visteon reported Ford revenue of $2.77 billion, a decrease of $101 million compared to third quarter 2003. Visteon’s sales to Ford reflect the automaker’s lower production volume in North America and represent the lowest sales to Ford for any quarter in Visteon’s history.

For third quarter 2004, Visteon reported a net loss of $1.36 billion or $10.86 per share, which includes $1.2 billion or $9.64 per share of special charges. This compares with a net loss of $168 million or $1.34 per share for the third quarter 2003, which included expenses for the 2003 UAW labor contract ratification bonus and nominal special charges.

During the third quarter, Visteon had several special charges that adversely impacted results by $1.2 billion or $9.64 per share. As previously announced, Visteon recorded a non-cash charge of $872 million as it increased valuation allowances against its deferred tax assets. In addition, as of July 1, 2004, Visteon is no longer recording a tax benefit on losses in several jurisdictions, including the U.S., the United Kingdom and Germany. This resulted in additional tax expense for the company in the quarter, and will lead to variability in the company’s tax expense going forward.

In addition, Visteon recorded a non-cash asset impairment write-down of $314 million to reduce the net book value of fixed assets related to the steering systems product group. Under accounting rules, an asset group is considered impaired if the book value is greater than the undiscounted cash flows from the use of the asset group.

The company also recognized $25 million of charges during the third quarter 2004 related to early retirement and relocation programs to reduce its Master Agreement UAW workforce that it leases from Ford. These programs resulted in reductions in the leased UAW workforce of more than 700 people. At the end of the third quarter, Visteon’s leased UAW headcount was approximately 18,000, a 9 percent decrease from year-end 2003.

2004 Year-to-Date Results
 Revenue for the first nine months totaled $14 billion, increasing $795 million or 6 percent year-over-year. Non-Ford sales of $4.1 billion represent a $1.1 billion or 36 percent increase year-over-year and represent 29 percent of total sales. Ford revenue for the first nine months decreased 3 percent to $9.9 billion reflecting lower North American production, the exit of seating operations, and price downs, offset partially by favorable currency, new business, and higher volumes in Europe.

For the first nine months, Visteon reported a loss of $1.3 billion, or $10.37 per share. Included in these results are special charges of $9.35 per share. This compares with a loss of $350 million or $2.78 per share for the first nine months of 2003. Included in last year’s results were $191 million of after-tax special charges and the 2003 UAW ratification bonus.

 2.

News Release

Cash flow from operating activities for the first nine months was $227 million, an improvement of nearly $200 million from the same period in 2003. Cash payments related to capital expenditures were $573 million for the first nine months of the year, compared to $641 million for the same period in 2003.

As previously announced, Visteon is exploring strategic and structural changes to its business in the U.S. and these changes will involve Ford and Visteon’s legacy businesses. Because of the uncertainty surrounding future market and economic conditions, combined with Visteon’s on-going discussions with Ford, Visteon is not providing specific guidance at this time.

Quarterly Conference Call Scheduled at 10 a.m. EDT Today
 A conference call will be hosted today, Thursday, October 21, at 10 a.m. EDT to discuss Visteon’s third quarter results in further detail, as well as other related matters. To participate in the conference call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call in approximately 10 minutes before the start of the conference. For a replay of the conference, those in the U.S. should dial 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 1413774. The replay will be available for one week.

Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio webcast. The conference call, along with the financial results press release, presentation material and other supplemental information, can be accessed through Visteon’s web site at www.visteon.com/earnings.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from asset impairment reviews, restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2003). We assume no obligation to update these forward-looking statements.

# # #
Visteon news releases, photographs and product specification details are available at www.visteon.com

 3.

VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(unaudited)
(in millions, except per share amounts)

			2004
			over/(under)
	2004		2003
	Third	First Nine	Third	First Nine
	Quarter	Months	Quarter	Months
Sales
Ford and affiliates	$2,772	$9,900	$(101)	$(286)
Other customers	1,382	4,096	371	1,081

Total sales	$4,154	$13,996	$270	$795

Depreciation and amortization
Depreciation	$152	$434	$10	$8
Amortization	26	78	(2)	2

Total depreciation and amortization	$178	$512	$8	$10

Selling, administrative and other expenses	$223	$722	$(39)	$(21)
(Loss) before income taxes and minority interests	$(449)	$(338)	$(185)	$201
Net (loss)	$(1,360)	$(1,299)	$(1,192)	$(949)
Net (loss) per share
Basic and Diluted	$(10.86)	$(10.37)	$(9.52)	$(7.59)
Average shares outstanding
Basic and diluted	125.3	125.3	(0.4)	(0.5)
Special charges (1)
Included in costs of sales	$(336)	$(352)	$335	$59
Included in selling, administrative and other expenses	—	—	(1)	(6)

Total pre-tax special charges	$(336)	$(352)	$334	$53

Special charges above, after-tax	$(336)	$(348)	$335	$157
Deferred tax asset valuation allowance (1)	(872)	(824)	872	824

Total after-tax special charges	$(1,208)	$(1,172)	$1,207	$981

Special charges per share, based on
average diluted shares outstanding above	$(9.64)	$(9.35)	$9.63	$7.83
Capital expenditures (2)	$210	$580	$(28)	$(61)
Cash (used in) provided by operating activities	$(125)	$227	$(268)	$195
Cash and borrowing (compared to December 2003 year-end)
Cash and marketable securities		$734		$(222)
Borrowing		2,015		197

1 — Special charges related to deferred tax asset valuation allowance, fixed asset impairment write-down, restructuring and other actions are discussed further in Notes 3 and 4. Third quarter 2004 deferred tax asset valuation allowance of $872 million includes $48 million of tax expense related to tax benefits recorded during the first half of 2004.

2 — Includes amounts related to capital leases.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended September 30, 2004 and 2003
(in millions, except per share amounts)

	Third Quarter		First Nine Months
	2004	2003	2004	2003
		(unaudited)
Sales
Ford and affiliates	$2,772	$2,873	$9,900	$10,186
Other customers	1,382	1,011	4,096	3,015

Total sales	4,154	3,884	13,996	13,201
Costs and expenses (Notes 2 and 4)
Costs of sales	4,366	3,879	13,578	12,981
Selling, administrative and other expenses	223	262	722	743

Total costs and expenses	4,589	4,141	14,300	13,724
Operating income (loss)	(435)	(257)	(304)	(523)
Interest income	5	5	14	13
Debt extinguishment cost (Note 7)	—	—	11	—
Interest expense	28	24	75	71

Net interest expense and debt extinguishment cost	(23)	(19)	(72)	(58)
Equity in net income of affiliated companies (Note 2)	9	12	38	42

(Loss) before income taxes and minority interests	(449)	(264)	(338)	(539)
Provision (benefit) for income taxes (Note 3)	904	(99)	933	(209)

(Loss) before minority interests	(1,353)	(165)	(1,271)	(330)
Minority interests in net income of subsidiaries	7	3	28	20

Net (loss)	$(1,360)	$(168)	$(1,299)	$(350)

(Loss) per share (Note 8)
Basic and diluted	$(10.86)	$(1.34)	$(10.37)	$(2.78)
Cash dividends per share	$0.06	$0.06	$0.18	$0.18

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$729	$953
Marketable securities	5	3

Total cash and marketable securities	734	956
Accounts receivable — Ford and affiliates	1,521	1,198
Accounts receivable — other customers (Note 6)	1,152	1,164

Total receivables, net (Note 2)	2,673	2,362
Inventories (Note 11)	891	761
Deferred income taxes (Note 3)	18	163
Prepaid expenses and other current assets (Note 2)	250	168

Total current assets	4,566	4,410
Equity in net assets of affiliated companies	213	215
Net property	5,060	5,369
Deferred income taxes (Note 3)	23	700
Other assets	231	270

Total assets	$10,093	$10,964

Liabilities and Stockholders’ Equity
Trade payables	$2,363	$2,270
Accrued liabilities	943	924
Income taxes payable	38	27
Debt payable within one year (Note 7)	535	351

Total current liabilities	3,879	3,572
Long-term debt (Note 7)	1,480	1,467
Postretirement benefits other than pensions	556	469
Postretirement benefits payable to Ford	2,123	2,090
Deferred income taxes (Note 3)	146	3
Other liabilities	1,422	1,505

Total liabilities	9,606	9,106
Stockholders’ equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 131 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,294	3,288
Accumulated other comprehensive loss (Note 12)	(67)	(21)
Other	(28)	(19)
Accumulated deficit	(2,843)	(1,521)

Total stockholders’ equity	487	1,858

Total liabilities and stockholders’ equity	$10,093	$10,964

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2004 and 2003
(in millions)

	First Nine Months
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$953	$1,204
Cash flows provided by operating activities	227	32
Cash flows from investing activities
Capital expenditures	(573)	(641)
Purchases of securities	—	(48)
Sales and maturities of securities	3	118
Other	18	17

Net cash used in investing activities	(552)	(554)
Cash flows from financing activities
Commercial paper repayments, net	(31)	(66)
Other short-term debt, net	(30)	85
Proceeds from issuance of other debt, net of issuance costs	548	356
Repurchase of unsecured debt securities (Note 7)	(269)	—
Principal payments on other debt	(32)	(121)
Purchase of treasury stock	(11)	(5)
Cash dividends	(24)	(24)
Other, including book overdrafts	(48)	5

Net cash provided by financing activities	103	230
Effect of exchange rate changes on cash	(2)	27

Net decrease in cash and cash equivalents	(224)	(265)

Cash and cash equivalents at September 30	$729	$939

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in Visteon’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 13, 2004. Certain amounts for prior periods were reclassified to conform with present period presentation.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2. Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses, which do not include asset impairment charges, are summarized as follows:

	Third Quarter		First Nine Months
	2004	2003	2004	2003
		(in millions)
Depreciation	$152	$142	$434	$426
Amortization	26	28	78	76

Total	$178	$170	$512	$502

Investments in Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method. The amounts represent 100% of the results of operations of these affiliates. Our share of their net income is reported in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Operations.

	Third Quarter		First Nine Months
	2004	2003	2004	2003
		(in millions)
Net sales	$340	$375	$1,127	$1,000
Gross profit	50	81	198	218
Net income	20	23	76	83

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 2. Selected Costs, Income and Other Information — (Continued)

Accounts Receivable

     The allowance for doubtful accounts was $40 million at September 30, 2004 and $35 million at December 31, 2003. Allowance for doubtful accounts is determined considering factors such as length of time accounts are past due, historical experience of write-offs, and our customers’ financial condition. Accounts receivable are written-off when they become uncollectible.

Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets include $134 million and $96 million of European value added and other tax receivables at September 30, 2004 and December 31, 2003, respectively.

Other

     Costs of sales were reduced by $20 million, and selling, administrative and other expenses were reduced by $15 million in the third quarter of 2004, related to adjustments made to estimated provisions for annual incentive compensation programs recorded during the first half of 2004. Costs of sales in the third quarter of 2004 were reduced by $49 million related to an adjustment made to product recall accruals as a result of settling a product recall claim.

Stock-Based Awards

     Starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” This standard was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net (loss) and (loss) per share would have changed to the pro forma amounts indicated below:

	Third Quarter		First Nine Months
	2004	2003	2004	2003
	(in millions, except per share amounts)
Net (loss), as reported	$(1,360)	$(168)	$(1,299)	$(350)
Add: Stock-based employee compensation expense included in reported net (loss), net of related tax effects	6	2	12	6
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11)	(4)	(20)	(14)

Pro forma net (loss)	$(1,365)	$(170)	$(1,307)	$(358)

(Loss) per share:
Basic and diluted — as reported	$(10.86)	$(1.34)	$(10.37)	$(2.78)
Basic and diluted — pro forma	$(10.90)	$(1.35)	$(10.43)	$(2.85)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 2. Selected Costs, Income and Other Information — (Continued)

     Shareholder approval was obtained in May 2004 for the Visteon Corporation 2004 Incentive Plan, as amended and restated (the “Incentive Plan”). The Incentive Plan was originally adopted effective as of June 28, 2000 as the 2000 Incentive Plan, and approved by shareholders on May 9, 2001. The amended and restated Incentive Plan includes changes to increase the maximum number of shares of common stock that may be issued by 1.8 million shares to 14.8 million shares and to change the maximum term of an option or stock appreciation right awarded under the plan after the effective date of the amendment to five years from ten years.

NOTE 3. Income Taxes

     Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes”, requires that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgment, and in making this evaluation, Visteon considers all available positive and negative evidence, including past results, the existence of cumulative losses in recent periods, and the company’s forecast of taxable income for the current year and future years.

     In performing this analysis during the third quarter of 2004, Visteon considered the anticipated impact on our 2004 operating results from Ford’s lower than expected North American production estimates for the fourth quarter and full year 2004, as well as increased steel and fuel costs, which we have not been able to recover fully, and delays in the benefits that were expected to be achieved from labor strategies, such as flowbacks and plant-level operating agreements. In light of these recent developments, we no longer believe that Visteon’s forecast of 2004 taxable earnings in the U.S. will be achieved. Visteon believes that there is now sufficient negative evidence and uncertainty as to the timing of when the company will be able to generate the necessary level of U.S. taxable earnings to recover its net deferred tax assets in the U.S., as such, a full valuation allowance against these deferred tax assets is required. Visteon also has concluded that full valuation allowances are required for deferred tax assets related to certain other foreign countries where recoverability is uncertain. Visteon ceased recording income tax benefits for losses in the U.S. and other affected countries as of July 1, 2004, and will maintain full valuation allowances against its deferred tax assets in the U.S. and applicable foreign countries until sufficient positive evidence exists to reduce or eliminate them.

     Visteon’s provision for income taxes of $904 million for the third quarter of 2004 includes $872 million to write-down the company’s net deferred tax assets, as of the beginning of the third quarter, in the U.S. and certain foreign countries, comprised of $901 million of deferred tax assets as of the beginning of the year and $48 million for income tax benefits recorded during the first half of 2004, partially offset by the reduction of related tax reserves, previously included in other liabilities, of $77 million. Visteon’s provision for income taxes also includes expense of $32 million and $109 million for the third quarter and first nine months of 2004, respectively, related to foreign countries where a valuation allowance is not considered necessary and whose operating results continue to be tax-effected.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges and Dispositions

First Nine Months 2004 Actions

     Visteon recorded $336 million and $352 million of pre-tax special charges in costs of sales and $1,208 million and $1,172 million of after-tax special charges in the third quarter and first nine months of 2004, respectively, as summarized below:

	Third Quarter		First Nine Months
	Pre-tax	After-tax	Pre-Tax	After-tax
		(in millions)
Restructuring and other charges:
Early retirement incentive and other related	$25	$25	$25	$25
Plant closure related	—	—	10	6
European Plan for Growth related	—	—	6	6
Adjustments to prior year’s expense	(1)	(1)	(1)	(1)

Total restructuring and other charges	24	24	40	36
Loss related to asset impairment charges	314	314	314	314
Adjustments related to seating operations	(2)	(2)	(2)	(2)
Deferred tax valuation allowance (Note 3) *	—	872	—	824

Total special charges	$336	$1,208	$352	$1,172

*	Third quarter 2004 amount includes $48 million of tax expense related to tax benefits recorded during the first half of 2004.

     Early retirement incentive and other related charges during the third quarter of 2004 are related to incentive programs offered to eligible Visteon-assigned Ford-UAW employees to voluntarily retire or to relocate in order to return to a Ford facility. About 500 employees elected to retire early at a cost of $18 million and about 210 employees have agreed to return to a Ford facility at a cost of $7 million.

     Plant closure charges are related to the involuntary separation of up to about 200 employees as a result of the closure of our La Verpilliere, France, manufacturing facility. As of September 30, 2004 about 170 employees have been separated, with the remainder expected to be separated by the end of 2004. European Plan for Growth charges are comprised of $6 million related to the separation of about 50 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002.

     In the third quarter of 2004, accrued liabilities of $3 million relating to prior year’s actions were credited to costs of sales, including $2 million related to costs to complete the transfer of seat production located in Chesterfield, Michigan, to another supplier, as discussed further in this note.

     During the third quarter of 2004, the Automotive Operations recorded a pre-tax, non-cash impairment write-down of $314 million in costs of sales to reduce the net book value of certain long-lived assets. This write-down was based on an assessment by product line asset group, completed in the third quarter of 2004, of the recoverability of our long-lived assets in light of the challenging environment in which we operate, and included considering the impact of lower than anticipated Ford North American production volume and the related impact on our future operating projections. Assets are considered impaired if the book value is greater than the undiscounted cash flows expected from the use of the asset. As a result of this analysis the assets of the steering systems product group were impaired. The write-down was approximately $249 million in North America and $65 million in Europe and was determined on a “held for use” basis. Fair values were determined primarily based on prices for similar groups of assets determined by a third-party valuation firm.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges and Dispositions — (Continued)

     We continue to assess the recoverability of our long-lived assets in light of the challenging environment in which we operate and as part of our business planning process. If conditions, including the results of any discussions with Ford, indicate that any of these assets are impaired, impairment charges will be required, although we cannot predict the timing or range of amounts, if any, which may result. Visteon considers projected future undiscounted cash flows, trends and other circumstances in making such estimates and evaluations. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such factors as future automotive production volumes (primarily for Ford), selling price changes, labor cost changes, material cost changes, productivity and other cost savings and capital expenditures could significantly affect our evaluations.

First Nine Months 2003 Actions

     Visteon recorded in operating results $2 million and $299 million of pre-tax special charges in the third quarter and first nine months of 2003, respectively, as summarized below:

	Third Quarter		First Nine Months
	Pre-tax	After-tax	Pre-Tax	After-tax
		(in millions)
Restructuring and other charges:
European Plan for Growth related	$8	$5	$56	$35
North American salaried related	—	—	18	12
Other actions	3	2	17	11
Adjustment to prior year’s expenses	(9)	(6)	(9)	(6)

Total restructuring and other charges	2	1	82	52
Loss related to seating operations	—	—	217	139

Total special charges	$2	$1	$299	$191

     European Plan for Growth charges of $56 million are comprised of $49 million related to the involuntary separation of 675 hourly employees located in Germany and $7 million related to the separation of about 141 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002. North American salaried charges of $18 million are related to the involuntary separation of about 135 U.S. salaried employees. Other actions of $17 million include the elimination of about 120 manufacturing positions in Mexico and $4 million of non-cash charges related to the write-down of a group of coiled spring and stamping equipment at our Monroe, Michigan, plant for which production activities were discontinued and the future undiscounted cash flows were less than the carrying value of these fixed assets held for use. Of the $82 million of pre-tax restructuring and other charges described above, $5 million was recorded in selling, administrative and other expenses in the first quarter of 2003 and the remainder in costs of sales.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges and Dispositions — (Continued)

     Accrued restructuring liabilities relating to prior year’s restructuring actions of $9 million were credited to costs of sales in the third quarter of 2003, primarily as a result of reduced costs to complete the closure of the Markham, Ontario facility and the related employee separations.

     During the second quarter of 2003, Visteon finalized an agreement with Ford Motor Company to transfer seat production located in Chesterfield, Michigan, to another supplier. As part of this agreement, about 1,470 Visteon-assigned Ford-UAW employees working at the Chesterfield, Michigan, facility transferred to Ford, and Visteon agreed to be responsible to reimburse Ford for the actual net costs of transferring seating production through June 2004, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford was expected to implement, offset by certain cost savings expected to be realized by Ford.

     Included in costs of sales and our operating results for the second quarter of 2003 is $217 million related to the seating operations consisting of:

•	$114 million of payments to be made to Ford for the estimated costs of separating approximately 650 hourly Ford-UAW employees under Ford employee retirement and separation programs and relocation programs expected to be implemented by Ford during the transition process;

•	$60 million of net other contractually-committed cost payments to be made to Ford;

•	$25 million non-cash charge related to certain seating-related fixed assets; and

•	$18 million related to operating losses incurred between the effective date of the agreement (April 1, 2003) and the date the agreements were finalized (June 23, 2003).

     A determination of the net costs that Visteon is responsible to reimburse Ford under this agreement was completed in the third quarter of 2004, subject to the final actuarial valuation results expected in the fourth quarter of 2004, resulting in a $2 million reduction in previously established accruals and a credit to costs of sales. Visteon paid Ford about $52 million in the first nine months of 2004 and about $30 million in 2003 under this agreement.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 4. Special Charges and Dispositions — (Continued)

Reserve Activity

     Reserve balances of $33 million and $45 million at September 30, 2004 and December 31, 2003, respectively, are included in current accrued liabilities on the accompanying balance sheets. The September 30, 2004 reserve balance includes $14 million related primarily to 2003 restructuring activities. Visteon currently anticipates that the restructuring activities to which all of the above charges relate will be substantially complete by the end of 2004.

	Automotive	Glass	Total
	Operations	Operations	Visteon
		(in millions)
December 31, 2003 reserve balance	$45	$—	$45
Included in costs of sales:
2004 actions	40	1	41
Adjustment to prior year’s expenses	(1)	—	(1)

Total expense	39	1	40
Utilization	(51)	(1)	(52)

September 30, 2004 reserve balance	$33	$—	$33

     Utilization in the first nine months of 2004 of $52 million is related to incentives paid related to the Ford-UAW early retirement program and severance pay related to other programs.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 5. Employee Retirement Benefits

     Visteon’s retirement plans’ expense for the third quarter and first nine months of 2004 and 2003, respectively, are summarized as follows:

		Retirement Plans			Health Care and Life
	U.S. Plans		Non-U.S. Plans		Insurance Benefits
	2004	2003	2004	2003	2004	2003
			(in millions)
Third Quarter
Service cost	$14	$13	$9	$8	$9	$7
Interest cost	16	14	15	13	12	11
Expected return on plan assets	(16)	(14)	(15)	(13)	—	—
Amortization of:
Plan amendments	2	2	3	2	(5)	(2)
(Gains) losses and other	1	—	1	—	6	3
Special termination benefits	—	—	—	3	—	—
Expense for Visteon-assigned Ford-UAW and certain salaried employees	27	25	—	—	38	77

Net pension/postretirement expense	$44	$40	$13	$13	$60	$96

First Nine Months
Service cost	$42	$40	$27	$24	$27	$20
Interest cost	49	44	48	39	37	33
Expected return on plan assets	(48)	(42)	(46)	(40)	—	—
Amortization of:
Plan amendments	7	7	8	7	(15)	(5)
(Gains) losses and other	3	—	2	—	20	8
Special termination benefits	—	—	—	13	—	—
Expense for Visteon-assigned Ford-UAW and certain salaried employees	85	150	—	—	113	254

Net pension/postretirement expense	$138	$199	$39	$43	$182	$310

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 5. Employee Retirement Benefits — (Continued)

     The expense amount for Visteon-assigned Ford-UAW employees included in the table above for the first nine months of 2003 includes pension expense of $85 million and retiree health care and life insurance expense of $17 million related to the transfer of the Chesterfield, Michigan, seat production as discussed further in Note 4.

     As of September 30, 2004, contributions to U.S. retirement plans and postretirement health care and life insurance plans were $138 million and $40 million, respectively, including payments to Ford of $80 million and $18 million, respectively. Visteon presently anticipates additional contributions to U.S. retirement plans and postretirement health care and life insurance plans of $29 million and $17 million, respectively in 2004 for a total of $167 million and $57 million, respectively, including additional payments to Ford of $28 million and $3 million, respectively, for totals of $108 million and $21 million, respectively.

     The Medicare Drug Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This legislation provides for a federal subsidy beginning in 2006 to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. Visteon’s plans generally provide retiree drug benefits that exceed the value of the benefit that will be provided by Medicare Part D, and we have concluded that our plans are actuarially equivalent, pending further definition of the criteria used to determine equivalence. This subsidy was estimated to reduce the benefit obligation for Visteon plans by $95 million as of March 31, 2004, and will be recognized through reduced retiree health care expense over the related employee future service lives, of which $7 million has been recognized in the first nine months of 2004.

NOTE 6. Asset Securitization

     United States

     In the first quarter of 2004, Visteon established a revolving accounts receivable securitization facility in the United States (“facility agreement”) of up to $100 million. Under this facility agreement, Visteon can sell a portion of its U.S. trade receivables to Visteon Receivables LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then sell, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to Visteon or VRL. The conduit typically finances the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit is accounted for as a sale under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” When VRL sells an undivided interest to the conduit, VRL retains the remaining undivided interest. The carrying value of the remaining undivided interests approximates the fair market value of these receivables. The value of the undivided interest sold to the conduit is excluded from our consolidated balance sheet and will reduce our accounts receivable balance. Visteon continues to perform the collection and administrative functions related to the accounts receivable. The facility expires in March 2005 and can be extended annually through March 2008 based upon the mutual agreement of the parties. Additionally, the agreement contains financial covenants similar to our unsecured revolving credit facilities.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 6. Asset Securitization — (Continued)

     At the time VRL sells the undivided interest to the conduit, the sale is recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value is principally the estimated discount inherent in the facility agreement, which reflects the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables are expected to be outstanding. For the first nine months of 2004, gross proceeds from new securitizations were $85 million; collections and repayments to the conduit were $45 million, resulting in net proceeds of $40 million. The retained interest at September 30, 2004 of $277 million is included in Accounts receivable — other customers on the Consolidated Balance Sheet. The loss on the sale of receivables and customer delinquencies were each less than $1 million for the first nine months of 2004.

     Europe

     As of September 30, 2004 and December 31, 2003, Visteon has sold euro 38 million ($47 million) and euro 12 million ($15 million), respectively, of trade receivables under a European sale of receivables agreement with a bank. This agreement currently provides for the sale of up to euro 60 million in trade receivables.

NOTE 7. Debt

     Debt at September 30, 2004 and December 31, 2003, including the fair market value of related interest rate swaps, was as follows:

	September 30,	December 31,
	2004	2003
	(in millions)
Debt payable within one year
Commercial paper	$50	$81
Other — short-term	204	234
Current portion of long-term debt	281	36

Total debt payable within one year	535	351

Long-term debt
8.25% notes due August 1, 2010	710	716
7.00% notes due March 10, 2014	447	—
7.95% notes due August 1, 2005	—	518
Term loan due June 25, 2007	198	104
Other	125	129

Total long-term debt	1,480	1,467

Total debt	$2,015	$1,818

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 7. Debt — (Continued)

     On March 10, 2004, Visteon completed a public offering of unsecured fixed-rate term debt securities totaling $450 million with a maturity of ten years. The securities bear interest at a stated rate of 7.00%, with interest payable semi-annually on March 10 and September 10, beginning on September 10, 2004. The securities rank equally with Visteon’s existing and future unsecured fixed-rate term debt securities and senior to any future subordinated debt. The unsecured term debt securities agreement contains certain restrictions, including, among others, a limitation relating to liens and sale-leaseback transactions, as defined in the agreement. In the opinion of management, Visteon was in compliance with all of these restrictions. In addition, an interest rate swap has been entered into for a portion of this debt ($225 million). This swap effectively converts the securities from fixed interest rate to variable interest rate instruments.

     On April 6, 2004, Visteon repurchased $250 million of our existing 7.95% five-year notes maturing on August 1, 2005. In the second quarter of 2004, Visteon recorded a pre-tax debt extinguishment charge of $11 million, consisting of redemption premiums and transaction costs ($19 million), offset partially by the accelerated recognition of gains from interest rate swaps associated with the repurchased debt ($8 million).

     Visteon has financing arrangements with a syndicate of third-party lenders that provide contractually committed, unsecured revolving credit facilities (the “Credit Facilities”). During the second quarter of 2004, the 364-day revolving credit facility in the amount of $565 million was renewed, which now expires in June 2005. In addition to the 364-day revolving facility, Visteon continues to have a five-year revolving credit facility in the amount of $775 million that expires in June 2007. The Credit Facilities also provide for a delayed-draw term loan in the amount of $250 million, expiring in 2007, which is used primarily to finance new construction for facilities consolidation in Southeast Michigan. Borrowings under the Credit Facilities bear interest based on a variable rate interest option selected at the time of borrowing. The Credit Facilities contain certain affirmative and negative covenants including a covenant not to exceed a certain leverage ratio of consolidated total debt to consolidated EBITDA (as defined in the agreement) of 3.5 to 1. Visteon has been in compliance with all covenants since the inception of the Credit Facilities. As of September 30, 2004, there were no outstanding borrowings under either the 364-day or the five-year facility; however, there were $98 million of obligations under standby letters of credit under the five-year facility.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 8. (Loss) Per Share of Common Stock

     Basic (loss) per share of common stock is calculated by dividing reported net (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	Third Quarter		First Nine Months
	2004	2003	2004	2003
	(in millions, except per share amounts)
Numerator:
Net (loss)	$(1,360)	$(168)	$(1,299)	$(350)

Denominator:
Average common stock outstanding	129.6	130.7	129.7	130.3
Less: Average restricted stock outstanding	(4.3)	(5.0)	(4.4)	(4.5)

Basic shares	125.3	125.7	125.3	125.8
Net dilutive effect of restricted stock and stock options	—	—	—	—

Diluted shares	125.3	125.7	125.3	125.8

(Loss) per share:
Basic and diluted	$(10.86)	$(1.34)	$(10.37)	$(2.78)

     For the third quarter of 2004 and 2003 and first nine months of 2004 and 2003 potential common stock of about 3,410,000 shares, 1,030,000 shares, 3,238,000 shares and 751,000 shares respectively, are excluded, as the effect would have been antidilutive due to the losses incurred during those periods. Options to purchase 8,732,000 shares of common stock at exercise prices ranging from $10 per share to $22 per share were outstanding during the third quarter of 2004 but were not included in the computation of diluted income (loss) per share because the options’ exercise price was greater than the average market price of the common shares. The options expire at various dates between 2009 and 2012.

NOTE 9. Variable Interest Entities

     In December 2003, the FASB issued revised Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Application of FIN 46 was required during the fourth quarter of 2003 for interests in structures that are commonly referred to as special-purpose entities and for all other types of variable interest entities in the first quarter of 2004.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 9. Variable Interest Entities — (Continued)

     As a result of the application of FIN 46, the consolidated financial statements include the accounts of Lextron-Visteon Automotive Systems, LLC and MIG-Visteon Automotive Systems, LLC, both joint ventures 49% owned by Visteon or its subsidiaries, that supply integrated cockpit modules and other modules and systems to Nissan. Consolidation of these entities was based on an assessment of the amount of equity investment at risk, the subordinated financial support provided by Visteon, and that Visteon supplies the joint ventures’ inventory. The effect of consolidation on Visteon’s results of operations or financial position as of September 30, 2004 was not significant as substantially all of the joint ventures’ liabilities and costs are related to activity with Visteon.

     From June 30, 2002, a variable interest entity owned by an affiliate of a bank is included in Visteon’s consolidated financial statements. This entity was established in early 2002 to build a leased facility for Visteon to centralize customer support functions, research and development and administrative operations. Construction of the facility is planned to be substantially completed in 2004, with initial occupancy started in mid-2004. As of September 30, 2004, this entity has incurred about $210 million of an expected total of $240 million in capital spending related to this facility.

NOTE 10. Product Warranty

     A reconciliation of changes in the product warranty liability is summarized as follows:

First Nine Months
2004
(in millions)
Beginning balance	$22
Accruals for products shipped	20
Accruals related to pre-existing warranties (including changes in estimates)	10
Settlements	(17)

Ending balance	$35

     NOTE 11. Inventories

     Inventories are summarized as follows:

	September 30,	December 31,
	2004	2003
	(in millions)
Raw materials, work-in-process and supplies	$645	$518
Finished products	246	243

Total inventories	891	761

U.S. inventories	$512	$436

     The components of inventory at December 31, 2003 have been conformed to present period presentation to reclassify finished products inventory at several plant locations.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 12. Comprehensive (Loss)

     Comprehensive (loss) is summarized as follows:

	Third Quarter		First Nine Months
	2004	2003	2004	2003
		(in millions)
Net (loss)	$(1,360)	$(168)	$(1,299)	$(350)
Change in foreign currency translation adjustments, net of tax	14	35	(57)	120
Other	9	(4)	11	13

Total comprehensive (loss)	$(1,337)	$(137)	$(1,345)	$(217)

     Accumulated other comprehensive (loss) is comprised of the following:

	September 30,	December 31,
	2004	2003
	(in millions)
Foreign currency translation adjustments, net of tax	$73	$130
Realized and unrealized gains on derivatives, net of tax	19	8
Unrealized loss on marketable securities, net of tax	(1)	(1)
Minimum pension liability, net of tax	(158)	(158)

Total accumulated other comprehensive (loss)	$(67)	$(21)

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 13. Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon
		(in millions)
Third Quarter
2004:
Sales	$4,029	$125	$4,154
(Loss) before taxes and minority interests	(441)	(8)	(449)
Net (loss)	(1,312)	(48)	(1,360)
Special charges before taxes	(335)	(1)	(336)
Special charges after taxes	(1,163)	(45)	(1,208)
Total assets, end of period	9,853	240	10,093

2003:
Sales	$3,753	$131	$3,884
(Loss) before taxes and minority interests	(260)	(4)	(264)
Net (loss)	(166)	(2)	(168)
Special charges before taxes	(3)	1	(2)
Special charges after taxes	(2)	1	(1)
Total assets, end of period	11,359	280	11,639

First Nine Months
2004:
Sales	$13,595	$401	$13,996
Income (loss) before taxes and minority interests	(342)	4	(338)
Net (loss)	(1,259)	(40)	(1,299)
Special charges before taxes	(351)	(1)	(352)
Special charges after taxes	(1,127)	(45)	(1,172)
Total assets, end of period	9,853	240	10,093

2003:
Sales	$12,763	$438	$13,201
Income (loss) before taxes and minority interests	(546)	7	(539)
Net income (loss)	(356)	6	(350)
Special charges before taxes	(299)	—	(299)
Special charges after taxes	(191)	—	(191)
Total assets, end of period	11,359	280	11,639

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — (Continued)
(unaudited)

NOTE 14. Litigation and Claims

     Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters involve or may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the foregoing paragraph where losses are deemed probable; these reserves are adjusted periodically to reflect estimates of ultimate probable outcomes. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at September 30, 2004. Visteon does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.